Exhibit 8.2

April 11, 2019

To:

Arcturus Therapeutics Ltd.

58 HaRakevet St.

Tel Aviv-Yafo, 6777016

Israel

Arcturus Therapeutics Ltd.

Ladies and Gentlemen:

We have acted as Israeli law counsel to Arcturus Therapeutics Ltd, a public company incorporated under the laws of the State of Israel (the “Company”), with respect to the proposed Scheme of Arrangement (the “Scheme of Arrangement”) among the Company, Arcturus Therapeutics Holdings, Inc. (“Arcturus-Delaware”) and the holders of securities of the Company. The Scheme of Arrangement is to be implemented pursuant to an Exchange Agreement dated February 8, 2019 and entered between the Company and

Arcturus-Delaware (the “Exchange Agreement”). We are issuing this opinion in connection with the registration statement on Form S-4, which includes the joint proxy statement/prospectus, filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2019 (as filed and amended, the “Registration Statement”).

As set out in the Registration Statement, the Scheme of Arrangement shall include a transfer of all outstanding securities of the Company to Arcturus-Delaware in exchange for newly issued securities of Arcturus-Delaware, on a one-for-one basis. In addition, the Scheme of Arrangement may include a transfer by the Company to Arcturus-Delaware of all of the shares of Arcturus Therapeutics, Inc., a Delaware corporation (“Private Arcturus”), so that Private Arcturus will become a directly held, wholly-owned, subsidiary of Arcturus-Delaware.

For purposes of the opinion set forth below, we have relied, with the consent of each of the Company, Arcturus-Delaware and Private Arcturus, upon the accuracy and completeness of the factual statements and representations that are contained in the Exchange Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, certificates of officers of the Company and Private Arcturus, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion.

We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Scheme of Arrangement, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Scheme of Arrangement will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Exchange Agreement and described in the Registration Statement, without the waiver of any material condition, and (iv) the Scheme of Arrangement will be effective under applicable Israeli law.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the heading “Certain Material Israeli Tax Consequences of the Transaction” fairly summarizes the matters described therein in our opinion insofar as such discussion relates to matters of the Israeli Income Tax Ordinance (New Version), 1961 and legal conclusions with respect to those matters.

No opinion is expressed on any matters other than those specifically covered by this opinion, and accordingly - except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether of the Scheme of Arrangement or of any transaction related to or contemplated by the Scheme of Arrangement.

This opinion is expressed as of the date hereof and is based on provisions of the Israeli Income Tax Ordinance (New Version), 1961, and any regulations, rules, orders or procedures promulgated thereunder, published rulings of the Israeli Tax Authority, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the Scheme of Arrangement, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Israeli Tax Authority or a court. There can be no assurance that the Israeli Tax Authority will not take contrary positions or that a court would agree with our opinion if litigated.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you, and is for your use solely in connection with the Scheme of Arrangement set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We consent to the filing of this letter as Exhibit 8.2 to the Registration Statement and to the use of our name under the heading “Certain Material Israeli Tax Consequences of the Transaction” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnea Jaffa Lande & Co Law Offices

Barnea Jaffa Lande & Co Law Offices